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                                                                    EXHIBIT 99.2

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT (this "Voting Agreement"), dated as of October 18, 1998, is made by and between Lifeline Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), and Westar Capital, Inc., a corporation organized under the laws of the State of Kansas (the "Stockholder").

         WHEREAS, concurrently herewith, Protection One, Inc., a corporation organized under the laws of the state of Delaware ("Parent"); Protection One Acquisition Holding Corporation, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent ("New Parent"); P-1 Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of New Parent ("Merger Sub I"); P-1 Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of New Parent ("Merger Sub II") and the Company, are entering into an Agreement and Plan of Contribution and Merger (as it may be amended from time to time in the future in accordance with its terms, the "Merger Agreement"), providing for, among other things, the merger of Merger Sub II with and into the Parent (the "Parent Merger"), with the Parent being the entity surviving the Parent Merger and continuing after the Parent Merger as a wholly owned subsidiary of New Parent;

         WHEREAS, as of the date hereof, the Stockholder beneficially owns a majority of the issued and outstanding shares of common stock ("Shares"), par value $0.01 per share, of the Parent (the "Owned Shares");

         WHEREAS, following the execution and delivery of this Voting Agreement, the Stockholder may become the beneficial owner of additional Shares upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, or otherwise (which additional shares shall, from and after the time they are acquired by the Stockholder, be deemed to constitute "Owned Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholder agree, and the Stockholder has agreed, to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Parent Merger in accordance with the terms and conditions of this Voting Agreement;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Agreement to Vote. The Stockholder hereby agrees that, during the time this Voting Agreement is in effect, at any meeting of the stockholders of the Parent, however called,


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and in any action by consent of the stockholders of the Parent, it will vote all of the Owned Shares, subject to the expiration of this Voting Agreement pursuant to Section 2 hereof, (i) in favor of the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or which would result in any of the conditions to the Parent's obligations under the Merger Agreement not being fulfilled. In the event the Stockholder fails to approve the Parent Merger (as defined in the Merger Agreement) on or before the date of the Special Meeting (as defined in the Merger Agreement), in order to effect the intentions of the parties hereunder, the Stockholder hereby constitutes and appoints Ronald Feinstein and Dennis M. Hurley, either of whom may act without the joinder of the other, as the Stockholder's true and lawful proxy and attorney-in-fact to vote any and all of the Owned Shares at any meeting of stockholders of the Parent or to execute a written consent in lieu of a meeting, to approve the Parent Merger. The Stockholder acknowledges that the proxy granted hereby is irrevocable, being coupled with an interest, and that such proxy will continue until the termination of this Voting Agreement in accordance with its terms.

         2. Expiration. This Voting Agreement and the Stockholder's obligations hereunder shall terminate on the first to occur of (a) the Effective Time (as defined in the Merger Agreement) (b) the termination of the Merger Agreement in accordance with its terms or (c) April 30, 1998, if the Effective Time has not occurred on or before April 30, 1999 due to a failure of any of the conditions to the obligations of the Parent, New Parent and the Merger Subsidiaries to effect the Mergers set forth in Sections 7.1 and 7.3 of the Merger Agreement.

         3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Purchaser as follows:

                  3.1 Organization and Power. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the requisite corporate power and authority to enter into and perform this Voting Agreement.

                  3.2 Ownership of Shares. The Stockholder beneficially owns a majority of the Shares. The Stockholder has sole voting power and sole power of disposition with respect to such Owned Shares, with no restrictions, subject to applicable federal securities laws, on its rights of disposition pertaining thereto.

                  3.3 Authority; Binding Agreement. The execution and delivery of this Voting Agreement by the Stockholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Stockholder. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights

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and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.4 No Conflicts. The execution, delivery and performance of this Voting Agreement by the Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the Owned Shares under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Stockholder is a party or by which the Owned Shares may be bound.

                  3.5 Certain Tax Matters. The Stockholder will deliver both to Hale and Dorr LLP, counsel to the Company, and to Weil, Gotshal & Manges LLP, counsel to the Parent, a tax representation letter in connection with the transactions contemplated by the Merger Agreement to the effect that the Stockholder has no current plans or intention to dispose of any shares of New Parent Common Stock received by it in the Parent Merger.

         4. Certain Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows with respect to the period during which this Voting Agreement is in effect:

                  4.1 Restriction on Transfer, Proxies and Non-Interference. Except as contemplated hereby, the Stockholder shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Owned Shares except to its affiliates, which Owned Shares will remain subject to this Voting Agreement, (ii) grant any proxies, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Voting Agreement.

         5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Voting Agreement.

         6. Miscellaneous.

                  6.1 Entire Agreement; Assignment. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all


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other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter.

                  6.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         To the Stockholder at the address set forth on Schedule A hereto.

         with copies to:

                           Rick Terrill, Esq.
                           Western Resources
                           818 S. Kansas Avenue
                           Topeka, Kansas 66612

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court
                           Suite 1300
                           Dallas, Texas 75201
                           Attn:  Jeremy W. Dickens, Esq.



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                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attn: Steve Kotran, Esq.

         To the Company:

                           Lifeline Systems, Inc.
                           640 Memorial Drive
                           Cambridge, Massachusetts 02139-4851
                           Attn:  Ronald Feinstein

         with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attn: Jay E. Bothwick, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  6.3 Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  6.4 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereby agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  6.5 Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Voting Agreement.

                  6.6 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.


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                  6.7 Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  6.8 Capitalized Terms. Capitalized terms used in this Voting Agreement but not otherwise defined in this Voting Agreement shall have the respective meanings given to such terms in the Merger Agreement.



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         IN WITNESS WHEREOF, the Company and the Stockholder have caused this
Voting Agreement to be duly executed as of the day and year first above written.

                                          LIFELINE SYSTEMS, INC.


                                          By:
                                             --------------------------------
                                                 Ronald Feinstein
                                                 President



                                          WESTAR CAPITAL, INC.


                                          By:
                                             --------------------------------
                                          Name:
                                               ------------------------------
                                          Title:
                                                -----------------------------